THE BLACKROCK PENNSYLVANIA STRATEGIC MUNICIPAL TRUST
AMENDMENT
TO THE
STATEMENT OF PREFERENCES  OF
VARIABLE RATE DEMAND PREFERRED SHARES
DATED JUNE 13, 2012
(THE “STATEMENT OF PREFERENCES”)

The undersigned officer of The BlackRock Pennsylvania Strategic Municipal Trust (the “Trust”), a Delaware statutory trust, hereby certifies as follows:

1.           The Board of Trustees of the Trust (with the consent of the Holders (as defined in the Statement of Preferences) of the VRDP Shares required under Section 5 of the Statement of Preferences) has adopted resolutions to amend the Statement of Preferences as follows:

Section 4(d)(i) of Part I of the Statement of Preferences is deleted in its entirety and replaced with the following:

“(i)           a notice (“Notice of Special Rate Period”) stating (A) that the Trust has determined to designate the next succeeding Rate Period of such Series of VRDP Shares as a Special Rate Period, specifying the same and the first (1st) day thereof, (B) the Rate Determination Date immediately prior to the first (1st) day of such Special Rate Period, (C) the rate calculation period to be used in determining the Applicable Rate if the term thereof is different from the term of the Special Rate Period and any other special provisions relating to the calculation of the Applicable Rate, including any provision for setting the Applicable Rate by reference to any index or to the ratings of the VRDP Shares or specifying any additional events or conditions the existence or occurrence of which result in adjustments to the Applicable Rate or additional fees or payments in respect of shares of such Series of VRDP Shares (which provisions may vary provisions that are set forth in the Charter (including this Statement of Preferences), provided that the provisions and variations are clearly and expressly set forth in the Notice of Special Rate Period), (D) that such Special Rate Period shall not commence if (1) any shares of such Series of VRDP Shares are owned by the Liquidity Provider pursuant to the Purchase Obligation on either such Rate Determination Date or on the first (1st) day of such Special Rate Period, or (2) full cumulative dividends or any amounts due with respect to redemptions payable prior to such Rate Determination Date have not been paid in full, (E) the scheduled Dividend Payment Dates for shares of such Series of VRDP Shares during such Special Rate Period, (F) the Special Redemption Provisions, if any, applicable to shares of such Series of VRDP Shares in respect of such Special Rate Period, (G) the Special Optional Tender Provisions, if any, applicable to shares of such Series of VRDP Shares in respect of such Special Rate Period (including whether the Optional Tender provisions shall be applicable or otherwise subject to special conditions during the Special Rate Period), (H) the special provisions, if any, relating to the transfer of the shares of such Series of VRDP Shares during the Special Rate Period, (I) the special provisions, if any, related to Taxable Allocations during the Special Rate Period and any resulting Gross-up Payments during the Special Rate Period including, but not limited to, that Section 3 of Part I and Section 6 of Part II of this Statement of Preferences shall have no effect during the Special Rate Period and that, instead, alternative special provisions shall be observed during such period; (J) the special provisions, if any, relating to the creation and termination of the Special Rate Period including, but not limited to, any provisions relating to the nature and scope of the obligations and rights of the Liquidity Provider and the Remarketing Agent in connection therewith, the short-term credit ratings of the Liquidity Provider and the short-term preferred stock ratings of the VRDP Shares, the Remarketing of the VRDP Shares upon the termination of the Special Rate Period, the applicability of the redemption and certain other related provisions of this Statement of Preferences with respect to shares of such Series of VRDP Shares held by the Liquidity Provider (whether or not in its capacity as such) during the Special Rate Period and any rights of the Trust to request Holders of such Series of VRDP Shares to agree to an extension of the Special Rate Period prior to the termination thereof and (K) the special provisions, if any, relating to Mandatory Tender Events and Mandatory Tenders with respect to shares of such Series of VRDP Shares during the Special Rate Period (including whether Mandatory Tender Events and Mandatory Tenders shall be applicable during the Special Rate Period), such notice to be accompanied by a VRDP Shares Basic Maintenance Report showing that, as of the third (3rd) Business Day immediately preceding such proposed Special Rate Period, Moody’s Eligible Assets (if Moody’s is then rating such VRDP Shares at the request of the Trust), Fitch Eligible Assets (if Fitch is then rating such VRDP Shares at the request of the Trust) and Other Rating Agency Eligible Assets (if any Other Rating Agency is then rating such VRDP Shares at the request of the Trust) each have an aggregate Discounted Value at least equal to the VRDP Shares Basic Maintenance Amount as of such Business Day (assuming for purposes of the foregoing calculation that (a) the Maximum Rate is the Maximum Rate on such Business Day as if such Business Day were the Rate Determination Date for the proposed Special Rate Period, and (b) the Moody’s Discount Factors applicable to Moody’s Eligible Assets are determined by reference to the first Exposure Period (as defined in the Moody’s Guidelines) longer than the Exposure Period then applicable to the Trust, as described in the Moody’s Guidelines); or”

The Certificate is hereby amended by inserting the following as Section 4(j) of Part I of the Certificate:

“(j) Amendments.  A Notice of Special Rate Period may be amended by the Trust at any time; provided, however, that the Trust shall deliver any such amendment to the Remarketing Agent, the Liquidity Provider and the Holders of the shares of the Series of VRDP Shares subject to the Special Rate Period in the manner described in this Section 4 of Part I of this Statement of Preferences.”

2.           Except as amended hereby, the Statement of Preferences remains in full force and effect.

3.           An original copy of this amendment shall be lodged with the records of the Trust and filed in such places as the Trustees deem appropriate.

[Signature Page Follows]

1066756.01-NYCSR01A - MSW

Dated this 23rd day of April 2013.

THE BLACKROCK PENNSYLVANIA STRATEGIC MUNICIPAL TRUST

By:       /s/ Benjamin Archibald

Name:  Benjamin Archibald

Title:   Assistant Secretary

1066756.01-NYCSR01A - MSW